Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Reports First Quarter 2011 Financial Results
Generates Cash Flow Available for Distribution and Reinvestment of $14.3 Million
Westport, Conn., May 9, 2011 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2011.
First Quarter 2011 Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.3 million for the first quarter of 2011;

•	Reported a net loss of $6.6 million for the first quarter of 2011, which includes a $7.7 million non-cash impairment charge and a $3.2 million non-cash supplemental put accrual expense;

•	Paid a first quarter 2011 cash distribution of $0.36 per share in April 2011, an approximate 6% increase from the previous quarterly distribution, bringing cumulative distributions paid to $6.3552 per share since CODI’s IPO in May of 2006.
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $14.3 million for the quarter ended March 31, 2011, as compared to $11.3 million for the comparable quarter of the prior year. CODI’s weighted average number of shares outstanding for the quarter ended March 31, 2011 and March 31, 2010 was approximately 46.7 million and 36.6 million, respectively.
The improvement in Cash Flow for the first quarter 2011 as compared to the year-earlier period was due to higher revenue levels at a number of our businesses, which also resulted in greater operating leverage. In addition, the first quarter of 2011 was positively impacted by the inclusion of results from Circuit Express for the full period, which was acquired by our subsidiary, Advanced Circuits, on March 11, 2010, as well as the inclusion of results from Liberty Safe and ERGObaby, two new CODI platform businesses acquired on March 31, 2010 and September 16, 2010, respectively.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled over $109 million since 2007.
The net loss for the quarter ended March 31, 2011 was $6.6 million, as compared to a net loss of $15.3 million for the quarter ended March 31, 2010. During the quarter ended March 31, 2011, CODI recorded a $7.7 million non-cash impairment charge related to its ownership of American Furniture Manufacturing, which reflects a decline in the estimated current fair market value for this subsidiary due to the continued soft retail environment in the promotional furniture market. CODI also recorded a $3.2 million non-cash supplemental put accrual expense during the quarter ended March 31, 2011, based on the periodic review of current cash flow generation levels of its subsidiaries, as well as anticipated market multiples for those businesses in the event they were to be sold in the current environment. During the first quarter of 2010, the Company recorded a non-cash supplemental put accrual expense of $14.4 million.
As of March 31, 2011, CODI had $17.1 million in cash and cash equivalents on hand, $73.5 million outstanding on its term loan facility and $7.0 million outstanding under its $340 million revolving credit facility. The Company has no significant debt maturities until late 2012 and had borrowing availability of approximately $253 million at March 31, 2011 under its revolving credit facility.
On March 8, 2011, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The distribution was paid on April 12, 2011 to all holders of record as of March 29, 2011.
Commenting on the quarter, Alan Offenberg, CEO of Compass Diversified Holdings, said, “We are pleased to report strong operating results for the first quarter of 2011, which exceeded management’s expectations. During the quarter, CAD increased 26.7% to $14.3 million as we continue to expand the relative market share across our diverse family of niche businesses and generate significant operating leverage. We also benefitted from our accretive acquisitions in 2010. Based on our strong results combined with our future prospects, we paid a first quarter distribution of $0.36 per share, representing an increase of approximately 6% from our previous quarterly payout and the fourth distribution increase since CODI’s IPO. As we maintain our focus on providing shareholders with attractive cash distributions, we intend to utilize our balance sheet strength to consummate favorable platform and add-on acquisitions while reinvesting in our current subsidiaries to maximize their long-term intrinsic value.”
Conference Call
Management will host a conference call today at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 874-1563 and the dial-in number for international callers is (719) 325-4814. The access code for all callers is 2083227. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through May 15, 2011. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 2083227.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our subsidiaries are engaged in the following lines of business:
•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (Halo Lee Wayne, www.haloleewayne.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The provision of temporary staffing services, operating approximately 300 locations in 29 states (Staffmark, www.staffmark.com).
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
(in thousands)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,120	$13,536
Accounts receivable, less allowance of $4,554 and $5,481	204,237	208,487
Inventories	77,831	77,412
Prepaid expenses and other current assets	29,343	33,904

Total current assets	328,531	333,339

Property, plant and equipment, net	35,407	33,484
Goodwill	319,766	325,851
Intangible assets, net	260,099	269,672
Deferred debt issuance costs, net	3,389	3,822
Other non-current assets	23,861	17,873

Total assets	$971,053	$984,041

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$148,611	$127,499
Accrued distribution payable	16,821	—
Due to related party	3,380	2,692
Current portion of long-term debt	2,000	2,000
Current portion of supplemental put obligation	6,300	—
Current portion of workers’ compensation liability	17,943	18,170
Other liabilities	689	1,043

Total current liabilities	195,744	151,404

Long-term debt	78,500	94,000
Supplemental put obligation	41,526	44,598
Deferred income taxes	73,606	74,457
Workers’ compensation liability	40,902	40,588
Other non-current liabilities	2,534	3,084

Total liabilities	432,812	408,131

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 46,725 shares issued and outstanding at 3/31/11 and 12/31/10	638,759	638,763
Accumulated other comprehensive loss	—	(143)
Accumulated deficit	(190,232)	(150,550)

Total stockholders’ equity attributable to Holdings	448,527	488,070
Noncontrolling interests	89,714	87,840

Total stockholders’ equity	538,241	575,910

Total liabilities and stockholders’ equity	$971,053	$984,041

Compass Diversified Holdings
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months	Three Months
	Ended	Ended
(in thousands, except per share data)	March 31, 2011	March 31, 2010
Net sales	$424,125	$353,619
Cost of sales	334,537	282,593

Gross profit	89,588	71,026
Operating expenses:
Staffing expense	22,115	19,607
Selling, general and administrative expense	46,397	42,381
Supplemental put expense	3,228	14,426
Management fees	3,843	3,664
Amortization expense	7,702	6,123
Impairment expense	7,700	—

Operating loss	(1,397)	(15,175)

Other income (expense):
Interest income	2	15
Interest expense	(2,539)	(2,701)
Amortization of debt issuance costs	(459)	(418)
Other income (expense), net	246	180

Loss before income taxes	(4,147)	(18,099)
Income tax expense (benefit)	2,420	(2,812)

Net loss	(6,567)	(15,287)
Net income attributable to noncontrolling interest	407	682

Net loss attributable to Holdings	$(6,974)	$(15,969)

Basic and fully diluted loss per share	$(0.15)	$(0.44)

Weighted average number of shares outstanding – basic and fully diluted	46,725	36,625

Cash distributions declared per share	$0.36	$0.34

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net loss	$(6,567)	$(15,287)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	10,773	8,423
Impairment expense	7,700	—
Supplemental put expense	3,228	14,426
Noncontrolling stockholder notes and other	852	4,370
Deferred taxes	(993)	(2,121)
Other	292	(210)

Changes in operating assets and liabilities, net of acquisition:
Decrease in accounts receivable	5,041	310
Increase in inventories	(654)	(49)
Increase in prepaid expenses and other current assets	(3,302)	(724)
Increase in accounts payable and accrued expenses	23,388	7,241

Net cash provided by operating activities	39,758	16,379

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(83,708)
Purchases of property and equipment	(4,565)	(964)
Other investing activities	62	14

Net cash used in investing activities	(4,503)	(84,658)

Cash flows from financing activities:
Net borrowing (repayment) of debt	(15,500)	69,500
Proceeds form noncontrolling equity issuances	—	2,085
Debt issuance costs	—	(155)
Other	(284)	(50)
Distributions paid	(15,887)	(12,452)

Net cash provided by (used in) financing activities	(31,671)	58,928

Net increase (decrease) in cash and cash equivalents	3,584	(9,351)
Cash and cash equivalents — beginning of period	13,536	31,495

Cash and cash equivalents — end of period	$17,120	$22,144

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2011	March 31, 2010
Net loss	$(6,567)	$(15,287)
Adjustment to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	10,314	8,005
Amortization of debt issuance costs	459	418
Impairment expense	7,700	—
Supplemental put expense	3,228	14,426
Noncontrolling stockholder notes and other	1,144	4,160
Deferred taxes	(993)	(2,121)
Changes in operating assets and liabilities	24,473	6,778

Net cash provided by operating activities	39,758	16,379
Plus:
Unused fee on revolving credit facilities (1)	776	842
Successful acquisition expense (2)	500	1,789
Changes in operating assets and liabilities	(24,473)	(6,778)
Less:
Maintenance capital expenditures (3)	2,267	950

Estimated cash flow available for distribution and reinvestment	$14,294	$11,282

Distribution paid in April 2011/2010	$16,821	$14,238

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilities.

(2)	Represents transaction costs for successful acquisitions that were expensed during the period.

(3)	Represents maintenance capital expenditures that were funded from operating cash flow. Excludes $2.2 million of expenditures considered growth capital expenditures.